EXHIBIT 3.3
                       ARTICLES OF AMENDMENT
                               TO THE
                     ARTICLES OF INCORPORATION
                                 OF
                        SUMMIT SILVER, INC.

     Pursuant to the provisions of Section 30-1-61 of the Idaho
Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

     FIRST: Thee Following amendments to the Articles of Incorporation was adopted by the shareholders of the corporation on January 13, 1995 in the manner prescribed by the Idaho Business Corporation Act:

     That the first paragraph of Article V of the Articles of Incorporation of Summit Silver, Inc. was amended to read as follows:

                             ARTICLE V

               That the aggregate number of shares which the corporation shall have the authority to issue is Twenty
          Million (20,000,000) shares of the par value of One Cent ($.01) per share. The said shares shall be designated "common shares" and shall be non-assessable."

     Second paragraph unchanged.

     Third paragraph unchanged.

     SECOND: The number of one-class shares of the corporation outstanding at the time of such adoption was 9,234,902 (8,555,503 issued and 679,399 reserved for Kimberly shareholders); and the number of shares entitled to vote thereon was 8,555,503.

     THIRD: The number of shares voted for the amendment changing Article Fifth was 4,664,980; and the number of shares voted against such amendment was 32,600.

     FOURTH: The manner in which such amendment to Article Fifth effects a change in the amount of stated capital and the amount of stated capital as changed by such amendment, are as follows:

          The Ten Million (10,000,000) authorized shared at Ten Cents ($.10) par value before amendment were increased to Twenty Million (20,000,000) authorized shares with One Cent ($.01) par value. As a result, the stated capital of Nine Hundred Twenty-Three Thousand Four Hundred Ninety and 20/100 Dollars ($923,490.20 before the amendment is decreased to Ninety-Two Thousand Three Hundred Forty-Nine and 02/100 Dollar. ($92,349.02).

DATED: February 20, 1995

                              SUMMIT SILVER, INC.

                              By:  /s/ Peter Laczay
                                   President



                              and: /s/ H. S. Sanderson
                                   Secretary

STATE OF IDAHO      )
                    )    ss.
County of Kootenai  )

     I, CAROL HARSIN, a notary Public, do hereby certify that on this 20th day of February, 1995, personally appeared before me, PETER W. LACZAY and H.S. SANDERSON, who being by me first duly sworn, declared that they are the persons who signed the foregoing document, was President and Secretary, respectively, and that the statements contained are true.

                              /s/ Caral Hansin
                              Notary Public in and for the State of
                              Idaho Residing at: Hayden Lake, Idaho
                              My commission expires: 3-15-95